Exhibit 99.1

Contact	Company Contact
Don Weinberger	Leah Berkovits
Wolfe Axelrod Weinberger Associates	Savient Pharmaceuticals, Inc.
212-370-4500	732-418-9300

FOR IMMEDIATE RELEASE

SAVIENT PHARMACEUTICALS, INC. REPORTS SECOND QUARTER
AND FIRST HALF 2004 FINANCIAL RESULTS

EAST BRUNSWICK, N.J. – August 9, 2004 – Savient Pharmaceuticals, Inc. (NASDAQ:SVNT) today reported financial results for the three and six months ended June 30, 2004.

Recent News

On August 5, 2004 the Company announced that the United States District Court for the District of Delaware has found Novo Nordisk’s (NYSE:NVO) U.S. Patent No. 5,633,352 relating to recombinant human growth hormone invalid and unenforceable due to inequitable conduct. As a result, the Company is now proceeding with plans to bring its FDA approved human growth hormone to market in the United States later this year. The product is licensed to and will be marketed by Teva under the name Tev-Tropin™. The U.S. pediatric market for recombinant human growth hormones is approximately $500 million and currently growing at an annual rate of 12%.

In July 2004, the Company announced a major revision to its strategic direction. The new business plan targets a repositioning of the Company with the primary focus on the full development of its pipeline products. This will include an enhanced focus on the clinical development of the Company’s two product candidates currently in Phase 2 clinical trials – Prosaptide for peripheral neuropathic pain, and Puricase® for severe, refractory gout. The Company also intends to concentrate on an active in-licensing program to access and develop novel compounds in clinical stage development.

As part of this plan, the Company intends to divest assets that are not consistent with its revised business objectives and is exploring its strategic options for the divestiture of its operations in Israel, including its wholly owned subsidiary, Bio-Technology General (Israel) Ltd. The Company believes that a sale of its Israeli operations should provide incremental resources to fund the advancement of its drug development programs.

Based on the Company’s current business outlook resulting from the expectation that a generic version of Oxandrin® may eventually be approved as well as the change in the Company’s strategic direction, the Company believes that it is uncertain that it will be able to apply deferred tax assets against anticipated future income. Accordingly, the Company recognized certain non-recurring, non-cash expenses in the second quarter, including a valuation allowance of $16.3 million against deferred tax assets, which increased its net loss in the three months ended June 30, 2004. In addition, the Company wrote down its investment in Marco Hi-Tech JV, Ltd.’s huperzine A project, which the Company decided to terminate upon completion of a critical review and analysis of this opportunity.

Quarter ended June 30, 2004

Revenues

•	Total revenues in the three months ended June 30, 2004 were $17.6 million compared to $30.9 million in the three months ended June 30, 2003, due primarily to lower product sales.

•	Net product sales in the second quarter of 2004 were $14.3 million compared to $28.0 million in the second quarter of 2003. Following changes in the structure of our sales force, Oxandrin prescriptions increased approximately 3% from the first quarter to the second quarter of 2004, with the growth primarily from the oncology market. However, in the second quarter of 2004, Oxandrin sales were reduced by: returns and a provision for future returns of expiring product, and lower purchases by wholesalers in the second quarter of 2004 as they reduced their inventory to below their historical level. In addition, other product sales were reduced by the reintroduction of a generic testosterone product into the market in March 2004 that competes with Delatestryl® and lower sales of human growth hormone and BioLon®, partially offset by a 35% increase in (measured in U.S. dollars) in sales of oral liquid pharmaceutical products (20% measured in pounds sterling).

Provision for Product Returns

•	Historically the Company has experienced virtually no product returns of the Oxandrin 2.5-mg tablet because of its five-year shelf life. However, based on the return of some expiring 2.5-mg Oxandrin tablets in the second quarter and in anticipation of returns of expiring 10-mg product, which currently has a two-year shelf life, the Company recorded a corresponding provision for product returns.

Expenses

•	Operating expenses in the second quarter of 2004 were $32.3 million, compared to $27.3 million in the second quarter of 2003.

•	Cost of sales represented 53% of product sales in the second quarter of 2004, compared to 19% in the corresponding 2003 quarter. This increased cost of sales primarily resulted from costs associated with the operation of the Company’s new manufacturing facility in Israel. In the 2003 period, such costs were capitalized because the facility was not yet ready for its intended use. Although much of the operating costs of this new manufacturing facility in the first half of 2004 relate to process validation and similar qualification activities rather than manufacture of products for commercial sale, depreciation of the facility began in the first quarter of 2004.

Net Loss

•	The Company recorded a net loss in the three months ended June 30, 2004 of $31.9 million, or $(0.53) per share, compared to net income of $2.5 million, or $0.04 per share in the corresponding 2003 period.

Balance Sheet

•	The Company had cash, cash equivalents, and short-term investments of $26.4 million at June 30, 2004, compared to $22.8 million at December 31, 2003.

Comment from Savient Pharmaceuticals’ Chief Executive Officer, Christopher Clement:

“Our results for the quarter and six months ended June 30, 2004 were negatively affected by several non-cash non-recurring events stemming from our business outlook and the change in our strategic direction. While net product sales were lower, Rosemont, our oral liquids pharmaceuticals business in the U.K., demonstrated robust growth. We look forward to completing modifications to the Rosemont manufacturing facility with a view to its FDA qualification for the introduction of oral liquid products in the United States.”

Six months ended June 30, 2004

•	Total revenues in the six months ended June 30, 2004 were $51.2 million compared to $58.9 million in the six months ended June 30, 2003.

•	Net product sales in the first half of 2004 were $46.6 million compared to $55.0 million in the first half of 2003.

•	Operating expenses in the first half of 2004 were $64.1 million, compared to $51.3 million in the first half of 2003, reflecting significant increases in research and development, general and administrative, and cost of sales, as well as a retirement payment to the Company’s former CEO and the negative effect of the relatively weak dollar compared to the corresponding 2003 period.

•	Net loss in the first half of 2004 was $30.6 million, or $(0.51) per share, compared to net income of $5.5 million, or $0.09 per share in the corresponding 2003 period.

Outlook Comment from Savient Pharmaceuticals’ Chief Executive Officer, Christopher Clement:

“We continue to believe that Savient’s asset base is significantly undervalued and that our oral liquid pharmaceuticals business and our drug candidates Prosaptide and Puricase® have strong potential to advance our business objectives and prospects for growth and success. Both of these compounds address disease areas of serious unmet medical need. The strength of our development program justifies our enthusiasm for the future of Savient moving forward. Through ongoing revision of our strategic plan and a focus on our key assets and priorities, we see Savient well positioned for the future.”

Savient will offer a live webcast discussion of the earnings and the Company’s business outlook, hosted by Christopher Clement, President and CEO, on Monday, August 9, 2004, at 10:00 a.m. ET. The webcast can be accessed at www.savientpharma.com, and will be archived through August 16, 2004.

An audio replay will also be available from 12:00 p.m. ET on August 9, 2004 through August 16, 2004 and can be accessed by dialing 888-203-1112 (in the U.S.) or 719-457-0820 (outside the U.S.); passcode number is 280629.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is engaged in developing, manufacturing, and marketing pharmaceutical products that address unmet medical needs in both niche and wider markets. Products marketed by Savient’s sales force in the United States are Oxandrin® (oxandrolone, USP) and Delatestryl® (testosterone enanthate). The Company’s subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market. The Company’s Israeli subsidiary, Bio-Technology General (Israel) Ltd., manufactures and markets in Israel Bio-Tropin™ (recombinant human growth hormone), BioLon® (sodium hyaluronate), Bio-Hep-B® (hepatitis B vaccine), and Arthrease™ (sodium hyaluronate for osteoarthritis). Products marketed by Savient’s licensees are Mircette® (oral contraceptive), and BioLon® in the United States, and Bio-Tropin™, BioLon®, Bio-Hep-B®, Silkis® (vitamin D derivative), and recombinant human insulin, in international markets. Savient’s news releases and other information are available on the Company’s website at www.savientpharma.com.

Arthrease is a trademark of DePuy Orthopaedics, Inc., except in Israel, where it is owned by Bio-Technology General (Israel) Ltd., Savient’s wholly owned subsidiary; Mircette is a registered trademark of Organon, Inc.; Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.; Silkis is a registered trademark of Galderma S.A.

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This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this report regarding the Company’s strategy, expected future financial position, results of operations, cash flows, financing plans, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, the statements regarding the Company’s new strategic direction and its potential effects on the Company’s business are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company’s business and the biopharmaceutical and specialty pharmaceutical industries in which the Company operates. Such risks and uncertainties include, but are not limited to, delay or failure in developing Prosaptide, Puricase and other product candidates; difficulties of expanding the Company’s product portfolio through in-licensing; disruption of management and costs associated with the divestiture of the Company’s operations in Israel; introduction of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of the Company’s products; economic, political and other risks associated with foreign operations; risks of maintaining protection for the Company’s intellectual property; risks of an adverse determination in on-going or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical and specialty pharmaceutical industries. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. The Company’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the Company may make. The Company does not assume any obligation to update any forward-looking statements.

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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,

	2004	2003

Revenues:
Product sales, net	$14,262	$28,048
Contract fees	220	377
Royalties	2,872	1,047
Other	254	1,464

Total revenues	17,608	30,936

Expenses:
Research and development	6,882	7,408
Cost of sales	7,570	5,194
Marketing and sales	5,868	5,407
General and administrative	7,395	6,445
Retirement	2,110	—
Commissions and royalties	1,507	1,821
Amortization of intangibles	1,012	1,012

Total expenses	32,344	27,287

Operating (loss) income	(14,736)	3,649
Other (expense) income, net	(769)	39

(Loss) income before income taxes	(15,505)	3,688
Income taxes	16,409	1,176

Net (loss) income	$(31,914)	$2,512

(Loss) earnings per common share:
Basic	$(0.53)	$0.04

Diluted	$(0.53)	$0.04

Weighted average number of common and common equivalent shares:
Basic	59,962	59,044

Diluted	59,962	59,485

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Six Months Ended June 30,

	2004	2003

Revenues:
Product sales, net	$46,633	$54,998
Contract fees	450	743
Royalties	3,804	1,570
Other	294	1,601

Total revenues	51,181	58,912

Expenses:
Research and development	15,546	13,856
Cost of sales	16,233	9,680
Marketing and sales	12,534	11,978
General and administrative	12,767	11,496
Retirement	2,110	—
Commissions and royalties	2,910	2,231
Amortization of intangibles	2,025	2,025

Total expenses	64,125	51,266

Operating (loss) income	(12,944)	7,646
Other (expense) income, net	(696)	421

(Loss) income before income taxes	(13,640)	8,067
Income taxes	16,986	2,572

Net (loss) income	$(30,626)	$5,495

(Loss) earnings per common share:
Basic	$(0.51)	$0.09

Diluted	$(0.51)	$0.09

Weighted average number of common and common equivalent shares:
Basic	59,849	58,942

Diluted	59,849	59,182

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2004	December 31, 2003

Assets:
Cash, cash equivalents and short-term investments	$26,391	$22,801
Accounts receivable, net	14,009	33,375
Inventories	19,912	20,216
Other current assets	4,067	7,051

Total current assets	64,379	83,443

Property and equipment, net	68,912	70,426
Intangible assets	73,713	75,743
Goodwill	40,121	40,121
Other long-term assets	6,593	20,807

Total assets	$253,718	$290,540

Liabilities and stockholders’ equity:
Current portion of long-term debt	$7,034	$7,020
Other current liabilities	34,239	37,510
Long-term debt	2,383	5,903
Other long-term liabilities and deferred items	52,388	52,677
Stockholders’ equity	157,674	187,430

Total liabilities and stockholders’ equity	$253,718	$290,540